Exhibit 10.5

ASSIGNABLE OPTION AGREEMENT

THIS ASSIGNABLE OPTION AGREEMENT (“Agreement”) is made as of the 13th day of January, 2000, by and among Prospect Medical Systems, Inc. (“Buyer”), a Delaware corporation, Prospect Medical Group, Inc., a California professional medical corporation (“Seller”), together with Jacob Y. Terner, M.D. (“Shareholder”), with reference to the following facts:

RECITALS

A.                                   Seller owns and operates a professional corporation that is organized and operated as a medical group and independent practice association (the “Practice”).

B.                                     Seller and Buyer entered into that certain Asset Transfer Agreement dated June 4, 1996, pursuant to which Seller transferred certain non-professional assets to Buyer (the “Asset Transfer Agreement”).

C.                                     Pursuant to the terms of a proposed Agreement and Plan of Reorganization, Med-Search Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Med-Search, Inc., a Delaware corporation, (“Med-Search”) merged with and into Buyer (the “Merger”).

D.                                    Effective as of the Closing of the Merger, Seller granted to Buyer, and Buyer acquired from Seller, (i) an assignable option to purchase all of the remaining assets of Seller, and (ii) the right to designate the purchaser (“Successor Physician”) of all or part of the issued and outstanding stock in Seller.  When used in this Agreement, the term “Assets” shall mean all of Seller’s and Shareholder right, title, interest and estate in and to all the assets of every kind and description used in or pertaining to the Practice, including but not limited to the assets set forth on Exhibit A, not including any assets transferred to Seller pursuant to the terms of the Asset Transfer Agreement.  When used in this Agreement, the term “Stock” shall mean all of Shareholder’s right, title, interest and estate in and to all of the issued and outstanding stock in Seller, including any rights to any additional stock, preemptive rights, warrants, and the like, as set forth on Exhibit B.

E.                                      On September 2, 1998, Seller, Buyer and Gregg DeNicola, M.D., the sole shareholder of Seller, entered into that certain Amended and Restated Assignable Option Agreement, pursuant to which Buyer exercised its Stock Option and designated Jacob Y. Terner, M.D. as the Successor Physician to Dr. DeNicola on January 13, 2000; therefore Shareholder, Seller and Buyer now desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Seller, Shareholder, and Buyer agree as follows:

1.                                       Grant of Option.

1.1                                 Seller hereby grants to Buyer an assignable option to purchase all or any part of the Assets (the “Assets Option”), on the terms and subject to the conditions set forth in this Agreement.

1.2                                 Seller and Shareholder hereby grant to Buyer the assignable right to designate a Successor Physician or Successor Physicians, which person or persons must be duly licensed physicians in the State of California or otherwise permitted by law to be a shareholder in a professional corporation, to purchase all or part of the Stock (the “Stock Option”), on the terms and subject to the conditions set forth herein.  In its sole discretion, Buyer may designate the amount of Stock which is to be purchased.  The Assets Option and the Stock Option are collectively referred to herein as the “Option.”

1.3                                 Seller and Shareholder represent and warrant that as of the day and year first above written and during the term of this Agreement, Exhibits A and B are true and complete listings of the Assets and Stock, respectively, as revised from time to time pursuant to this Agreement.

1.4                                 Except as set forth in the Amended and Restated Credit Succession Agreement, dated as of July 14, 1997, by and among Prospect Medical Holdings, Inc., a Delaware corporation, Seller, Gregg DeNicola, M.D., Buyer, Santa Ana/Tustin Physicians Group, Inc., a California professional corporation, and Imperial Bank, a California banking corporation (“Imperial”), as amended (the “Credit Succession Agreement”), Seller shall not recognize any share transfer or other action not in compliance with the terms of this Agreement.

2.                                       Term of Agreement.  The term of this Agreement commences as of the day and year first above written and continues for thirty (30) years (“Term”).  So long as the term of the Management Services Agreement, made and entered into as of June 4, 1996, as amended,  by and between Buyer and Seller (the “Management Services Agreement”), is automatically extended pursuant thereto, the term of this Agreement shall be automatically extended for additional coextensive terms of ten (10) years each.  In the event the Management Services Agreement is terminated pursuant to its terms, this Agreement shall terminate upon the effective date of termination of said Management Services Agreement.

3.                                       Option Price.  The purchase price for the Option (the “Option Price”) is One Hundred Dollars ($100) and Seller and Shareholder acknowledge receipt of such payment.

4.                                       Exercise of Option.

4.1                                 During the Term of this Agreement, Buyer may elect to exercise the Option at any time.  In the event of an election by Buyer to exercise the Option, Buyer may exercise either the Assets Option or the Stock Option, or both, at Buyer’s sole discretion.

4.2                                 Notwithstanding the provisions of Section 4.1, if the Management Services Agreement is terminated by either party, for any reason, Buyer’s right to exercise the Option is automatically and immediately exercised as of the termination date of the Management Services Agreement such that Buyer may exercise either the Assets Option or the Stock Option, or both, at such time.

4.3                                 To the extent that the Assets Option is exercised by Buyer, Buyer will send Seller a written notice (the “Assets Exercise Notice”) specifying the Assets to be purchased.  Buyer may exercise the Assets Option as many times as Buyer elects in its sole discretion.

4.4                                 To the extent that the Stock Option is exercised by Buyer, Buyer will send Seller a written notice (the “Stock Exercise Notice”) specifying the Stock to be purchased.  Buyer may designate the Successor Physician(s) who will exercise the Stock Option as many times as Buyer elects in its sole discretion.

4.5                                 The Assets Option and the Stock Option are independent of each other, and can be exercised at different times during the Term.

4.6                                 Buyer may cancel any Assets Exercise Notice or Stock Exercise Notice at any time.

4.7                                 Seller and Shareholder shall cooperate with Buyer in any due diligence.

5.                                       Assignment of the Option.  Buyer may elect to assign either the Assets Option or the Stock Option or both to any person, by a written assignment, signed by both Buyer and the assignee, which designates the Assets and/or Stock.  The assignee shall agree as a condition of the assignment to be bound by the terms of this Agreement.  Thereafter, only the assignee named in the assignment shall have the right to exercise the applicable Assets Option and/or the Stock Option as to the designated Assets and/or Stock, and that assignee, rather than Buyer, shall enter into a purchase agreement upon exercise of the Assets Option and/or the Stock Option, as applicable.  Written notice of any such assignment shall be given by Buyer to Seller and Shareholder within a reasonable time period following execution of any assignment pursuant to this Agreement.  When the context so requires in this Agreement, the term “Buyer” shall be deemed to refer to an assignee holding an assignment of an Asset Option or Stock Option, and the terms “party” and “parties” shall be deemed to include that assignee.

6.                                       Purchase Price of the Assets or Stock.

6.1                                 Purchase Price.

a.                                       Assets Purchase Price.  The purchase price for the Assets to be purchased pursuant to the exercise of the Assets Option shall be $1,000 (“Assets Purchase Price”).  The purchase price of any partial purchase of the Assets shall be a pro-rata percentage of the full Assets Purchase Price.

b.                                      Stock Purchase Price.  The purchase price for the Stock to be purchased pursuant to the exercise of the Stock Option shall be $1,000 (“Stock Purchase Price”).  The purchase price of less than all of the issued and outstanding Stock is a pro-rata percentage of the full Stock Purchase Price.

6.2                                 Payment.  For the Assets, Buyer shall pay Seller the Assets Purchase Price at Closing in the form of immediately available funds transferred by wire to an account at a financial institution designated by Seller.  For the Stock, Buyer shall cause the Successor Physician to pay the Shareholder the Stock Purchase Price.

6.3                                 Closing.  The transactions contemplated by this Agreement are to close forty-five (45) days after the date of either the Assets Exercise Notice or the Stock Exercise Notice, as the case may be (“Closing”), unless extended by Buyer.

7.                                       Additional Obligations of Seller.

7.1                                 Affirmative Covenants.  To the extent that Seller and Shareholder participate in the Practice and own, control, or use the Assets, Seller and Shareholder shall:

a.                                       Conduct of Practice.  Conduct Seller’s business efficiently and without voluntary interruption and preserve all rights, privileges, and franchises held by Seller and Seller’s Practice, including the maintenance of all contracts, copyrights, trademarks, licenses, registrations, etc.;

b.                                      Use.  Make use of the Assets with reasonable care to prevent diminution in value of the Practice and the Assets, and keep the Assets in good repair;

c.                                       Value.  Perform all acts necessary to maintain, preserve, and protect the Assets, and maintain fire and extended coverage insurance on the Assets in the amounts and under policies acceptable to Buyer, and provide Buyer with the original policies and certificates at Buyer’s request;

d.                                      Financing Statements.  Execute and deliver to Buyer all financing statements and other documents that Buyer requests, in order to put third parties on notice of this Agreement;

e.                                       Access.  Permit Buyer, its representatives, and its agents to inspect the Assets at any time, and to make copies of records pertaining to the Assets, at reasonable times at Buyer’s request;

f.                                         Reports.  Furnish Buyer any reports relating to the Assets at Buyer’s request;

g.                                      Defaults.  Notify Buyer promptly in writing of any default, potential default, or any development that might have a material adverse effect on the Assets, the Stock, or the Practice, or of any litigation that may have a material adverse effect on the Practice;

h.                                      Expenses.  Pay all expenses, including attorneys’ fees, incurred by Buyer in the perfection, preservation, realization, enforcement, and exercise of its rights under this Agreement, including but not limited to accounting, correspondence, collection efforts, filing, recording, and recordkeeping;

i.                                          Indemnity.  Indemnify Buyer against losses, liabilities, or damages, costs and expenses of any kind, including reasonable attorneys’ fees, caused to Buyer by reason of its interest in the Assets and/or the Stock;

j.                                          Taxes.  Pay promptly when due all taxes and assessments owed in connection with the Assets and the Stock; and

k.                                       Delivery of Certificates.  Deliver to Buyer all certificates heretofore issued representing all of the shares of Seller’s capital stock held of record or beneficially owned by Shareholder, and each certificate hereafter issued representing any share of Seller’s capital stock, with each certificate endorsed in blank for transfer.  Notwithstanding the foregoing, this Section 7.1.k shall only apply in the event that the Credit Succession Agreement is no longer in effect.

7.2                                 Negative Covenants.  Except as required under the Credit Succession Agreement, without the prior written consent of Buyer, Seller and Shareholder shall not:

a.                                       Transfer.  Sell, lease, transfer, or otherwise dispose of the Assets or Stock;

b.                                      Debt.  Incur, guarantee, assume or otherwise become liable for any borrowing or increase any existing indebtedness; or discharge or cancel any debt owed to Seller;

c.                                       No Further Hypothecation.  Pledge, hypothecate, encumber, redeem or dispose of the Assets, the Stock or any interest therein until all of Seller’s obligations under this Agreement have been fully satisfied or the Assets or the Stock has been released;

d.                                      Location.  Move the Assets from their present locations without the prior written consent of Buyer;

e.                                       Use.  Use the Assets or the Stock for any unlawful purpose or in any way that would void any effective insurance;

f.                                         Name and Location Changes.  Change the name or place of business or use a fictitious business name without the prior express consent of Buyer; and

g.                                      Issuance of Stock; Change in Ownership; Mergers and Consolidation.  Permit any issuance of Stock, other equity, or debt; permit any change in the composition or respective percentage ownership of Seller; permit Seller to be merged, consolidated or otherwise reorganized with or into any other corporation, partnership, trade, business, or the like; amend or otherwise modify its articles of incorporation and bylaws; dissolve; or enter into any agreement with any person to do any of the foregoing.

8.                                       Confidentiality.  The parties shall use all good faith efforts to keep the contents of this Agreement and all other aspects of the negotiations preceding execution of this Agreement confidential.  Unless required by law, Seller, Shareholder, and Buyer shall not disclose the contents of this Agreement or the negotiations leading to this Agreement to third parties without the prior written consent of the other party.  Buyer shall ensure that all of the assignees likewise comply with the obligations of confidentiality imposed by this Section, except that Buyer and the assignees may disclose the contents of such to their respective agents, representatives, contractors, and employees to the extent necessary to exercise their respective rights or perform their respective obligations hereunder.

9.                                       General.

9.1                                 Compliance with Law.  Seller and Shareholder shall comply with all applicable requirements of the Joint Commission on the Accreditation of Healthcare Organizations, the Medicare and Medicaid programs, applicable state law and regulations, and other licensing and accreditation authorities.

9.2                                 Relationship of Parties.  In the exercise of their respective rights and the performance of their respective obligations under this Agreement, Seller and Shareholder on the one hand and Buyer (or any assignee) on the other hand are acting in the capacity of the grantor and grantee of an option to purchase all or a portion of the Assets and/or Stock, and nothing in this Agreement is intended nor shall be construed to create between the parties an employer/employee relationship, a partnership or joint venture relationship or a landlord/tenant relationship.

9.3                                 Assignment.  All of Buyer’s rights and duties under this Agreement may be assigned or delegated by Buyer or Prospect Medical Holdings, Inc., including but not limited to an assignment to Imperial; provided, however, that Buyer or Prospect Medical Holdings, Inc., shall give written notice of any such assignment to the Seller and Shareholder within a reasonable time period.  Notwithstanding any other provision of this Agreement, neither this Agreement nor the rights and duties of this Agreement may be assigned or delegated by Seller or Shareholder.  This Agreement binds the successors, heirs, and authorized assignees of the parties.

9.4                                 Entire Agreement.  Except as expressly provided in this Agreement to the contrary, this Agreement, including its incorporated exhibits, constitutes the entire agreement between the parties with respect to the Option, and supersedes all other and prior agreements on the same subject, whether written or oral and contains all of the covenants and agreements between the parties with respect to the subject matter hereof.  Except as expressly provided in this Agreement to the contrary, each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any other party hereto, or by anyone acting on behalf of any party hereto, that are not embodied herein, and that no agreement, statement, or promise not contained in this Agreement shall be valid or binding.  This Agreement incorporates the Original Agreement, together with all amendments previously made and to be made to the date of execution hereof, and is deemed to have been effective as of the date of the Original Agreement.

9.5                                 Counterparts.  This Agreement, and any amendments hereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

9.6                                 Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7                                 Notices.  Any notices required or permitted to be given hereunder by any party to another shall be in writing and shall be deemed delivered upon personal delivery, twenty-four (24) hours following deposit with a courier for overnight delivery or seventy two (72) hours following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return-receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

If to Seller or Shareholder:	Prospect Medical Group, Inc.
18200 Yorba Linda Blvd., Suite 409
Yorba Linda, CA 92886
Attention: President & Shareholder

If to Buyer:	Prospect Medical Systems, Inc.
18200 Yorba Linda Blvd., Suite 409
Yorba Linda, CA 92886
Attention: President

9.8                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

9.9                                 Amendment.  This Agreement may be amended at any time by agreement of the parties, provided that any amendment shall be in writing and executed by all parties.

9.10                           Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will nevertheless continue in full force and effect, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement.

9.11                           Fees and Expenses.  Seller, Shareholder, and Buyer each shall bear their own expenses, including, without limitation, attorneys’ and accountants’ fees, incurred in connection with the preparation of this Agreement and the transactions contemplated hereby.

9.12                           Exhibits and Schedules.  All exhibits and schedules attached to this Agreement are incorporated herein by this reference and all references herein to “Agreement” shall mean this Agreement together with all such exhibits and schedules.

9.13                           Time of Essence.  Time is expressly made of the essence of this Agreement and each and every provision hereof of which time of performance is a factor.

9.14                           Dispute Resolution.  In the event the parties hereto are unable to resolve any dispute in connection with this Agreement, the parties may mutually agree to arbitrate as set forth below.

a.                                       There shall be one arbitrator.  If the parties shall fail to select a mutually acceptable arbitrator within ten (10) days after the demand for arbitration is mailed, then the parties stipulate to arbitration before a retired judge sitting on the Los Angeles, California, Judicial Arbitration Mediation Services (JAMS) panel.

b.                                      The substantive law of the State of California shall be applied by the arbitrator.

c.                                       Arbitration shall take place in Los Angeles, California, unless Seller and a majority of the other parties otherwise agree.  As soon as reasonably practicable, a hearing with respect to the dispute or matter to be resolved shall be conducted by the arbitrator.  As soon as reasonably practicable thereafter, the arbitrator shall arrive at a final decision, which shall be reduced to writing, signed by the arbitrator and mailed to each of the parties and their legal counsel.

d.                                      All decisions of the arbitrator shall be final, binding and conclusive on the parties and shall constitute the only method of resolving disputes or matters subject to arbitration pursuant to this Agreement.  The arbitrator or a court of appropriate jurisdiction may issue a writ of execution to enforce the arbitrator’s judgment.  Judgment may be entered upon such a decision in accordance with applicable law in any court having jurisdiction thereof.

e.                                       Notwithstanding the foregoing, because time is of the essence of this Agreement, the parties specifically reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar short term equitable relief, and grant the arbitrator the right to make a final determination of the parties’ rights, including whether to make permanent or dissolve such court order.

f.                                         Notwithstanding the foregoing, any and all arbitration proceedings are conditional upon such proceedings being covered within the parties’ respective risk insurance policies.

9.15                           Attorneys’ Fees.  Should any of the parties hereto institute any action or procedure to enforce this Agreement or any provision hereof (including without limitation, arbitration), or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder (including, without limitation, by means of arbitration), the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

9.16                           Further Assurances.  The parties shall take such actions and execute and deliver such further documentation as may reasonably be required in order to give effect to the transactions contemplated by this Agreement and the intentions of the parties hereto.

9.17                           Rights Cumulative.  The various rights and remedies herein granted to the respective parties hereto shall be cumulative and in addition to any other rights any such party may be entitled to under law.  The exercise of one or more rights or remedies by a party shall not impair the right of such party to exercise any other right or remedy, at law or equity.

IN WITNESS WHEREOF, Seller, Shareholder, and Buyer execute this Agreement by their duly authorized representatives as set forth below.

“BUYER”		“SELLER”

Prospect Medical Systems, Inc., a Delaware corporation		Prospect Medical Group, Inc., a California professional corporation

By:	/s/ Jacob Y. Terner	By:	/s/ Jacob Y. Terner
	Jacob Y. Terner, Chief Executive Officer		Jacob Y. Terner
		Its:	President

“SHAREHOLDER”
(Jacob Y. Terner, M.D.)

/s/ Jacob Y. Terner, M.D

SPOUSAL JOINDER AND CONSENT

I am the spouse of Jacob Y. Terner, M.D., a shareholder (the “Shareholder”) of Prospect Medical Group, Inc., a California professional medical corporation (“Prospect Medical Group, Inc.”).  To the extent that I have any interest in any of the Assets (as that term is defined in the Amended and Restated Assignable Option Agreement (the “Assignable Option Agreement”), entered into as of this date, by and among Prospect Medical Systems, Inc., the Shareholder and Prospect Medical Group, Inc.), I hereby join in the Assignable Option Agreement and agree to be bound by its terms and conditions to the same extent as my spouse.  I have read the Assignable Option Agreement, understand its terms and conditions, and to the extent that I have felt it necessary, have retained independent legal counsel to advise me concerning the legal effect of the Assignable Option Agreement and this Spousal Joinder and Consent.

I understand and acknowledge that Prospect Medical Systems, Inc., is significantly relying on the validity and accuracy of this Spousal Joinder and Consent in entering into the Assignable Option Agreement.

Executed this 13th day of January, 2000.

Signature:	/s/ Sandra W. Terner

Printed or Typed Name: Sandra W. Terner

EXHIBIT A

ASSETS

1.                                       All contracts and agreements, including all payor contracts, vendor contracts, loan agreements, leases and subleases.

2.                                       All risk pool or other incentive arrangement payments relating to the Practice, including hospital incentive funds, and any capitation advances to physicians.

3.                                       All cash, bank balances, monies in possession of any bank, other cash items, marketable securities of Seller and prepaid deposits relating to the Practice.

4.                                       All accounts receivable of Seller (“Accounts Receivable”) relating to the Practice.  As used herein, “Accounts Receivable” shall include all rights to payment for goods or services rendered, whether or not yet earned by performance, all other obligations and receivables from others no matter how evidenced relating to the Practice, including purchase orders, notes, instruments, drafts and acceptances and all guarantees of the foregoing and security therefor, relating to the Practice.

5.                                       All supplies and inventory relating to the Practice.

6.                                       All patient records, files and X-rays relating to the Practice.

7.                                       All of Seller’s goodwill relating to the Practice, which may include location goodwill, name recognition goodwill, patient allegiance, etc.

8.                                       All business, financial and accounting records and books of account relating to the Practice, exclusive of Seller’s Articles, Bylaws, corporate minutes, stock shares and general ledger.

9.                                       Seller’s right to reimbursement for all professional services provided to managed care and fee-for-service patients relating to the Practice.

10.                                 All of Seller’s furniture, fixtures, leasehold improvements, machinery, equipment, inventories, supplies and other like tangible personal property used in the Practice.

11.                                 All trademarks, trade names, fictitious business names, copyrights, logos, licenses, ownership interests in telephone numbers at the Practice, or related items of Seller that in any way pertain to the Practice.

EXHIBIT B

STOCK

Stock has been pledged to Imperial Bank, a California banking corporation (“Bank”), pursuant to the terms of that certain Amended and Restated Credit Succession Agreement, dated as of July 14, 1997, by and among Bank, Prospect Medical Holdings, Inc., a Delaware corporation, Prospect Medical Systems, Inc., a Delaware corporation, Prospect Medical Group, Inc., a California professional corporation, Santa Ana/Tustin Physicians Group, Inc., a California professional corporation, and Gregg DeNicola, M.D.

EXHIBIT C

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (“Agreement”) is made as of this 26th day of January, 2000, and is effective as of                             ,           , by and between Prospect Medical Systems, Inc., a Delaware corporation (“Systems”), Prospect Medical Group, Inc., a California professional corporation (“PC”), Jacob Y. Terner, M.D. (“Professional”), and                                      (“Successor Physician”).

All capitalized terms used herein and not otherwise expressly defined shall have the same meanings set forth in the Assignable Option Agreement (defined below).

R E C I T A L S

A.                                   Systems is in the business of managing medical groups in the State of California, including PC.

B.                                     On                       ,        , Systems exercised its Option to designate Successor Physician to acquire the stock or assets of PC under the terms of that certain Assignable Option Agreement dated January 13, 2000 by and between Systems, PC and Professional (the “Assignable Option Agreement”).

C.                                     Pursuant to the terms of System’s Option, Professional is to sell either the assets or the stock of PC in accordance with the terms of that certain acquisition agreement by and between PC, Professional and Successor Physician (“Acquisition Agreement”).

D.                                    In consideration for Professional’s sale of PC’s stock or assets to Successor Physician, the parties desire to enter into this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.                                       Professional’s Covenants.  As a material inducement for Successor Physician to acquire the stock or assets of PC from Professional and contingent on the full and faithful performance of the obligations of the parties under the Acquisition Agreement, for a period of twenty-four (24) months commencing as of the date when Professional sells, hypothecates, or otherwise transfers (i) his stock in the PC or (ii) a material portion of the assets of the PC (the “Effective Date”), Professional covenants as follows:

1.1                                 That Professional will not, directly or indirectly (whether as a sole proprietor, partner, stockholder, director, officer, employee, independent contractor or in any other capacity as principal or agent) (i) establish, operate or provide professional medical services within ten (10) miles of any location at which PC conducts business or any location at which other professional corporations managed by Systems as of the Effective Date conduct business; or (ii) compete with Systems in the provision of the same services or services substantially similar to those services provided by Systems.  Professional shall be deemed to compete with Systems if Professional provides to any medical association(s) or group(s) of physicians within ten (10) miles of any location at which PC conducts business during the term of this Agreement any services that are the same or substantially similar to any services provided by Systems pursuant to the terms of its management services agreements.

1.2                                 That Professional will not, directly or indirectly, (whether as a sole proprietor, partner, stockholder, director, officer, employee, independent contractor or in any other capacity as principal or agent) (i) hire or induce any party to recruit or hire any person who is an employee or independent contractor of PC or Systems or any of their affiliates; (ii) whether for himself or any other person or entity, call upon, solicit, divert or take away, or attempt to solicit, call upon, divert or take away any customers, business or clients of PC or Systems or their affiliates (including, without limitation, any third party payors); (iii) solicit, or induce any party to solicit, any contractors of PC or Systems or their affiliates, to enter into the same or a similar type of contract with any other party; (iv) for himself or for any other entity, solicit, divert or take away or attempt to solicit, divert or take away any of PC’s patients; or (v) disrupt, damage, impair or interfere with the business of PC or Systems or their affiliates.

These covenants on the part of Professional shall be construed as an agreement independent of any other provision in this Agreement; and the existence of any claim or cause of action of Professional against PC or Systems, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by PC or Systems of these covenants.

It is agreed by the parties hereto that if any portion of the covenants specified in subparagraphs 1.1 and 1.2 above are held to be unreasonable, arbitrary or against public policy, the covenants herein shall be considered divisible both as to time and geographic area; and each month of the specified period shall be deemed a separate period of time, and each quarter mile shall be deemed a separate geographic area so that the lesser period of time or geographic area shall remain effective as along as the time or geographic area are not unreasonable, arbitrary, or against public policy.  The parties hereto agree that, in the event any court determines the specified time period or the specified geographic area to be unreasonable, arbitrary or against public policy, a lesser time period or geographic area which is determined to be reasonable, nonarbitrary and not against public policy may be enforced against Professional, where such provisions shall be deemed reformed to the maximum time or geographic or other limitations permitted by applicable law, as determined by such court in such action.

The parties agree that the remedy at law for any breach of such covenant or of the related covenants set forth herein would be inadequate, and that therefore PC, Systems or any other person entitled to enforce such covenants shall be entitled to seek injunctive relief thereon in addition to its rights to monetary damages.

2.                                       Confidentiality

2.1                                 PC’s Confidential and Proprietary Information.  In the course of Professional’s engagement by PC, Professional has had access to certain confidential or proprietary information relating to the patients and operations of PC including, without limitation, patient lists, training material, brochures, practice development aids, techniques and other trade secrets, which information will become the confidential and proprietary information of PC (collectively, the “PC’s Confidential and Proprietary Information”).  Professional shall maintain all of PC’s Confidential and Proprietary Information in the strictest confidence and shall not directly or indirectly use such information at any time, or divulge any of PC’s Confidential and Proprietary Information at any time to any third parties, other than (i) PC, Systems or their respective representatives who have a reasonable need for such information and who have similarly agreed to hold such information in confidence, without the express prior written consent of PC; (ii) as may be reasonably necessary in connection with any litigation or dispute in relation to Professional’s prior operation of the practice through Practice; or (iii) upon court order to do so.  Professional shall not remove from any of PC’s practice sites or make copies or other reproductions of any of PC’s Confidential and Proprietary Information without the express prior written consent of PC.  Upon the Effective Date of this Agreement, Professional shall immediately return any and all original documents and materials containing any of PC’s Confidential and Proprietary Information, including any and all copies or other reproductions thereof, to PC.

2.2                                 Systems’ Confidential and Proprietary Information.

2.2.1                        Professional recognizes the proprietary interest of Systems in any of Systems’ Confidential and Proprietary Information (as hereinafter defined).  Professional acknowledges and agrees that any and all Confidential and Proprietary Information of Systems communicated to, learned of, or otherwise acquired by Professional in the course of Professional’s engagement by the PC shall be the property of Systems.  Professional further acknowledges and understands that Professional’s use or disclosure of Systems’ Confidential and Proprietary Information will result in irreparable injury and damage to Systems.  As used herein, “Systems’ Confidential and Proprietary Information” means all trade secrets and other confidential and/or proprietary information of Systems and its affiliates, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, costs summaries, pricing formula, contract analysis, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information (other than the PC’s patient records) of Systems whether prepared for, by or on behalf of Systems or its employees, officers, directors, agents, representatives, or consultants.

2.2.2                        Professional acknowledges and agrees that Systems is entitled to prevent the disclosure or improper use of any of Systems’ Confidential and Proprietary Information.  Professional agrees at all times to hold in strictest confidence and not to disclose to any person, firm or corporation and not to use, except in the pursuit of the business of PC or Systems, Systems’ Confidential and Proprietary Information, without the prior written consent of Systems; unless (i) such information becomes known or available to the public generally through no wrongful act of Professional or (ii) disclosure is required by law or the rule, regulation or order of any governmental authority under color of law; provided, that prior to disclosing any of Systems’ Confidential and Proprietary Information pursuant to this clause (ii), Professional shall, if possible, give prior written notice thereof to Systems and provide Systems with the opportunity to contest such disclosure.  Professional shall take all necessary and proper precautions against disclosure of any of Systems’ Confidential and Proprietary Information to unauthorized persons.  Upon execution of this Agreement, Professional shall cease all use of any of Systems’  Confidential and Proprietary Information and shall execute such documents as may be reasonably necessary to evidence abandonment of any claim thereto.

2.2.3                        Upon the execution of this Agreement, and at any time upon the request of Systems, Professional will promptly deliver or cause to be delivered to Systems all documents, data and other information in their possession that contains or is related to any of Systems’ Confidential and Proprietary Information regarding Systems or its affiliates.  Professional shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing any of Systems’ Confidential and Proprietary Information.

3.                                       Professional’s Representation.  Professional specifically acknowledges, represents, and warrants that (i) each of Professional’s covenants set forth in this Agreement are being made in connection with the Acquisition Agreement; (ii) such covenants are reasonable and necessary to protect the legitimate interests of Systems, PC and their respective affiliates; and (iii) Successor Physician would not have entered into the Acquisition Agreement in the absence of such restrictions.

4.                                       Miscellaneous.

4.1                                 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, and permitted successors and assigns.  No party may assign this Agreement or the rights, interests or obligations hereunder; provided, however, each of Systems and PC may assign any or all of its respective rights and interests hereunder to one or more of its respective affiliates.  Any assignment in contravention of this Section shall be null and void.

4.2                                 Counterparts.  This Agreement, and any amendments thereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

4.3                                 Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

4.4                                 Amendment.  This Agreement may not be amended except by a writing executed by all parties.

4.5                                 Time of Essence.  Time is expressly made of the essence of this Agreement and each and every provision hereof of which time of performance is a factor.

4.6                                 Notices.  Any notices required or permitted to be given hereunder by any party to the other shall be in writing and shall be deemed delivered upon personal delivery; twenty-four (24) hours following deposit with a courier for overnight delivery; or five (5) days following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return-receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

If to Professional:	Jacob Y. Terner, M.D.
Prospect Medical Holdings, Inc.
515 South Flower Street, Suite 1640
Los Angeles, California 90071

If to Systems:	Prospect Medical Systems, Inc.
515 South Flower Street, Suite 1640
Los Angeles, California 90071
Attn: R. Stewart Kahn

If to PC:	Prospect Medical Group, Inc.
515 South Flower Street, Suite 1640
Los Angeles, California 90071
Attn: R. Stewart Kahn

If to Successor Physician:	Prospect Medical Group, Inc.
515 South Flower Street, Suite 1640
Los Angeles, California 90071

4.7                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to the conflict of laws provisions thereof.

4.8                                 Injunctive Relief.  The parties hereto acknowledge and agree that a breach by Professional of this Agreement will cause irreparable damage to Systems or PC, as applicable, the exact amount of which will be difficult to ascertain, and that remedies at law for any such breach will be inadequate.  Accordingly, Professional agrees that if Professional breaches this Agreement, then Systems and PC, as appropriate, shall be entitled to injunctive relief, and Professional agrees not to assert in any proceeding that Systems or PC, as applicable, has an adequate remedy at law.  Professional shall pay the reasonable fees and expenses, including attorneys fees, incurred by Systems, PC or any successor or assign in enforcing this Agreement.

4.9                                 Severability.  If any provision or portion of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement will nevertheless continue in full force and effect and shall not be invalidated or rendered unenforceable or otherwise adversely affected, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement.  Without limiting the generality of the foregoing, if the provisions of this Agreement shall be deemed to create a restriction, which is unreasonable as to either duration or geographical area or both, the parties agree that the provisions of this Agreement shall be enforced for such duration and in such geographic area as any court of competent jurisdiction may determine to be reasonable.

4.10                           Attorneys’ Fees.  Should any of Systems, PC or Professional institute any action or procedure to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder (including without limitation arbitration), the prevailing party(ies) in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by the prevailing party(ies) in connection with such action or proceeding.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

“Systems”
PROSPECT MEDICAL SYSTEMS, INC.
a Delaware corporation

By:
R. Stewart Kahn
Title:	Executive Vice President

“PC”
PROSPECT MEDICAL GROUP, INC.,
a California professional corporation

By:
Jacob Y. Terner, M.D.
Title:	Sole Shareholder

“PROFESSIONAL”
JACOB Y. TERNER, M.D.

Jacob Y. Terner, M.D., as an individual

“SUCCESSOR PHYSICIAN”